Exhibit 1

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) the undersigned hereby agree to the joint filing on behalf of each of them of any filing required by such party under Section 13 of the Exchange Act or any rule or regulation thereunder (including any amendment, restatement, supplement, and/or exhibit thereto) with respect to securities of ProKidney Corp., a Cayman Islands exempted company limited by shares, and further agree to the filing, furnishing, and/or incorporation by reference of this Agreement as an exhibit thereto. Each of them is responsible for the timely filing of such filings and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

Dated: July 22, 2022

CONTROL EMPRESARIAL DE CAPITALES, S.A. DE C.V.

By:	/s/ Armando Ibañez Vázquez
Name:	Armando Ibañez Vázquez
Title:	Attorney-in-fact

CARLOS SLIM HELU

By:	/s/ Carlos Slim Helu

CARLOS SLIM DOMIT

By:	/s/ Carlos Slim Domit

MARCO ANTONIO SLIM DOMIT

By:	/s/ Marco Antonio Slim Domit

PATRICK SLIM DOMIT

By:	/s/ Patrick Slim Domit

MARIA SOUMAYA SLIM DOMIT

By:	/s/ Maria Soumaya Slim Domit

VANESSA PAOLA SLIM DOMIT

By:	/s/ Vanessa Paola Slim Domit

JOHANNA MONIQUE SLIM DOMIT

By:	/s/ Johanna Monique Slim Domit